Exhibit 99.02

CONTACT:
Richard E. Cree            Henry G. Schopfer            Terri Weiss
Chief Executive Officer    Chief Financial Officer      Investor Relations
972.241.1535               972.241.1535                 972.236.1182
rick.cree@t-netix.com      hank.schopfer@t-netix.com    terri.weiss@t-netix.com


Approved For Immediate Release
Friday, September 05, 2003



  T-NETIX Obtains $12 Million Cash Settlement From Global Tel*Link Corporation

DALLAS - Sept. 5, 2003 - Ending two years of patent infringement litigation, T-NETIX, Inc. (NASDAQ:TNTX) announced today that it has obtained a $12 million cash settlement from Global Tel*Link Corporation.



The cash settlement provides for amounts for past infringements and for paid-up royalties on an agreed to line count. In addition, the settlement provides for future royalty payments of $12 per month for each telephone instrument in excess of the agreed to line count that is connected to any device that uses any of the patented technologies.



The settlement concerns, among others, three T-NETIX owned patents protecting automated call processing equipment and services. Two of the patents pertain to methods of detecting three-way call attempts by sensing call progress tones and hook flash pulses. The other patent pertains to premise-based automated operator systems.



Richard E. Cree, T-NETIX, Inc. CEO stated, "[w]e are very pleased to have reached this settlement through which T-NETIX is receiving fair market compensation for the use of this technology by Global Tel*Link. T-NETIX has made a significant investment in the company's intellectual property portfolio. As I have stated before, protecting this investment is an ongoing major initiative of ours."


                                   (continued)


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About T-NETIX, Inc.

T-NETIX is a leading provider of specialized telecommunications products and services, including security enhanced call processing, call validation and billing for the corrections communications marketplace. The Company provides its products and services to more than 1,400 private, local, county and state correctional facilities throughout the United States and Canada. We deliver these services through direct contracts with correctional facilities, and through contracts with some of the world's leading telecommunications service providers, including Verizon, AT&T, SBC Communications, Qwest and Sprint. For additional news and information, visit the company's web site at www.T-NETIX.com

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company's specific market area. Those and other risks are more fully described in the company's filings with the Securities and Exchange Commission.

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